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                                                                     EXHIBIT 11



                               COGNEX CORPORATION

                     CALCULATION OF WEIGHTED AVERAGE COMMON
                    AND COMMON EQUIVALENT SHARES OUTSTANDING


  Weighted average common and common share equivalents were computed as follows:


                                                     THREE MONTHS ENDED               NINE MONTHS ENDED
                                               SEPTEMBER 29,      OCTOBER 1,      SEPTEMBER 29,    OCTOBER 1,
                                                   1996             1995             1996            1995
                                               -------------      ----------      -------------    ----------
                                                         (UNAUDITED)                        (UNAUDITED)

Weighted average common shares
 outstanding ................................   40,688,502       38,192,058       40,527,250       37,949,954
Weighted average options outstanding ........    7,210,332        7,488,828        6,940,062        7,601,822
Shares assumed to be purchased ..............   (4,695,733)      (3,596,034)      (3,613,790)      (3,975,692)
                                                ----------       ----------       ----------       ----------
Primary weighted average common and common
 equivalent shares outstanding ..............   43,203,101       42,084,852       43,853,522       41,576,084
Dilutive effect of weighted average shares ..      219,532            3,664           (3,236)         447,876
                                                ----------       ----------       ----------       ----------
Fully diluted weighted average common
 and common equivalent shares outstanding ...   43,422,633       42,088,516       43,850,286       42,023,960
                                                ==========       ==========       ==========       ==========






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